Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-248656, 333-238585, and 333-231910) and Forms S-8 (Nos. 333-253514, 333-237589, and 333-225196) of Kiniksa Pharmaceuticals, Ltd. of our report dated February 24, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2022